Exhibit 99.1
CytoCore Signs Distribution Agreement
With Guangdong Prosper Channel Medicine Company LTD.
Chicago, IL — November 30, 2010 — CytoCore, Inc. (OTCBB: CYTO), the developer of cost effective products used for the detection of cancerous and precancerous conditions has signed a 5 year distribution agreement with Guangdong Prosper Channel Medicine Company LTD., a privately-held Chinese company founded and approved by Chinese regulatory authorities in 2003 which specializes in the international trade of advanced technology pharmaceutical bulk and medical technology products.
Robert McCullough, Jr., Chief Executive Officer of CytoCore, commented, “Guangdong Prosper Channel has agreed to distribute SoftPAP in the Peoples Republic of China, subject to minimum purchase commitments, over a 5 year period which commences after the effective date of product registration. Minimum purchase commitments start at 400,000 Soft PAP units the first year and rise to 1,370,298 units during the 5th year. Prosper Channel has a demonstrated track record of success opening up both domestic and international markets for its clients for various vaccines including but not limited to rubella, hepatitis, and measles and biological products including recombinant erythropoietin, granulocyte colony stimulating factor, interferon and somatropin.”
“We are happy to include Soft PAP into our portfolio of advanced sophisticated medical products. As the Peoples Republic expands medical coverage to its population of 1.3 billion people and rising incomes allow for the purchase of more sophisticated medical products by citizen buyers, SoftPAP is an ideal product for the testing of cervical cancer, which affects approximately 400 million women between the ages of 15 and 49. We are excited about immediately introducing this innovative product to the Chinese market and selling the product once registration becomes effective,“ stated N.C. Sharma, Chief Executive Officer of Guangdong Prosper Channel.
The SoftPAP cervical cell collector offers quicker, more accurate specimen collection with minimal possibility of user error. It is designed to consistently sample the entire cervix in a single-step using an inflatable balloon collector. The results of the clinical trial, conducted by CytoCore and announced in October 2008, demonstrated that sampling in this manner improves the sensitivity and specificity of the diagnosis. Surveys indicate ease of use for the physician and greater patient comfort.
About Guangdong Prosper Channel
Guangdong Prosper Channel is a privately held company which is focused upon domestic and international sales of advanced technologies for pharmaceutical bulk, medical products and equipment. Sales are primarily in China, USA and India. The company is the sole sales agent for Guangzhou BaiYunshan Pharmaceutical Corporation Ltd and Guangzhour Chemical Pharmaceutical Factory.

CytoCore develops cost-effective, highly accurate screening systems for early detection of gynecological and other cancers. Designed for easy deployment at a laboratory or at the point-of-care, the CytoCore suite of sample collection technologies assists in the detection of cervical, endometrial, and other cancers. The CytoCore Solutions™ System is being developed to provide medical practitioners with highly accurate, low-cost, screening systems for cervical and other cancers that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com.
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2009. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contact:
CytoCore, Inc.
Robert McCullough, Jr., 312-222-9550

Source: CytoCore Inc.